Exhibit 99.1

Kopin Provides Business Update and Fourth Quarter, Fiscal 2018 Operating Results

WESTBOROUGH, Mass.--(BUSINESS WIRE)--March 12, 2019--Kopin Corporation (NASDAQ: KOPN), a leading developer of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the fourth quarter and full year ended December 29, 2018.

“We saw positive developments in both our military and enterprise operations in 2018, which positions us for continued momentum this year,” said Dr. John C.C. Fan, CEO of Kopin Corporation. “For the military we commenced shipping into the Family of Weapon Site Individual (FWS-I) program, and we entered a new military market with the win for an armored vehicle program. In addition, we continued ramping shipments of displays into the Joint Strike Fighter F-35 program; our partner, Collins Elbit Visions Systems, recently announced that the 1,000th F-35 HMD had been delivered. The HMD manufactured by Collins Elbit Vision Systems is the only proven system that can pair with the world’s most advanced fighter jet.

“We also saw good traction with our enterprise customers as their products move from testing to commercialization. Companies continue to recognize the benefits of augmented reality (AR), including safety, efficiency and cost savings. We look for the Tier one customer that bought 5,000 displays in late 2018 to commercialize this year, and strengthen our position in industrial wearables.”

Dr. Fan continued, “The consumer market has not developed on the schedule that we, or industry experts, expected. Development of virtual reality (VR) applications continues to lag and we believe one of the catalysts to drive innovation is an increase in the supply of high-resolution organic light emitting diode (OLED) displays at lower cost. We believe the start of OLED display manufacturing this year at BOE’s $150 million state-of-the-art facility will address this situation. In fact, we see a strong parallel to the ramp of the LED market, where large volume Chinese manufacturers drove down the cost and led to wide-spread adoption. We believe the scale of the BOE and other facilities can create this same pricing trend, which will help stimulate new applications in consumer VR.

“We enter 2019 with strong military and industrial programs in place, while our development efforts will focus on commercializing our Lightning OLED products. We are excited about both the short and long term opportunities ahead for Kopin,” concluded Dr. Fan.

Fourth Quarter Financial Results

Total revenues for the fourth quarter ended December 29, 2018 were $7.7 million, compared with $11.4 million for the fourth quarter ended December 30, 2017. The decrease in revenues in the fourth quarter of 2018 compared to 2017 was primarily due to the completion of a military program at our subsidiary NVIS.

Research and development (R&D) expenses for the fourth quarter of 2018 were $3.9 million compared to $4.7 million for the fourth quarter of 2017.

Selling, general and administrative (SG&A) expenses were $6.2 million for the fourth quarter of 2018, compared to $4.4 million for the fourth quarter of 2017. SG&A in the fourth quarter of 2018 included an increase of $1.7 million in non-cash stock-based compensation.

The net loss attributable to controlling interest for the fourth quarter of 2018 was $11.0 million, or $0.15 per share, compared with net loss of $1.8 million, or $0.02 per share, for the fourth quarter of 2017. The fourth quarter of 2018 included an impairment charge to goodwill and the write-down of fixed assets of $3.6 million. The fourth quarter of 2017 included an impairment charge to goodwill of $0.6 million and a gain of $1.7 million from the mark to market of a warrant received from a company that licensed Kopin’s intellectual property.

During the fourth quarter of 2018 Kopin had 10 patents granted and filed for 3 new applications. Kopin has over 300 patents and patents pending, almost all of which are related to wearable applications.

Full Year Results

Total revenue for the twelve months ended December 29, 2018 were $24.5 million, compared to $27.8 million for 2017.

Research and development expenses for 2018 were $17.4 million compared with $18.9 million in 2017.

Selling, general and administrative expenses were $27.2 million in 2018, compared with $20.5 million in 2017. The increase in SG&A in 2018 compared to 2017 was primarily due an increase in non-cash stock-based compensation of $2.6 million, product promotion of $1.2 million, accretion of earnout of $0.8 million and legal and professional fees of $0.8 million.

The net loss from controlling interest for the 12 months ended December 29, 2018 was $35.5 million or $0.49 per share, versus a net loss of $25.2 million or $0.36 per share for 2017. The full year 2018 included an impairment charge to goodwill and the write-down of fixed assets of $3.6 million and a non-cash $2.8 million gain of equity investments. The full year 2017 included an impairment charge to goodwill of $0.6 million and a gain of $2.0 million from the mark to market of a warrant we received from a company that licensed intellectual property from us.

Net cash used in operating activities for the twelve months ended December 29, 2018 was approximately $28.2 million. Kopin’s cash and equivalents and marketable securities were approximately $37.2 million at December 29, 2018 as compared to $68.8 million at December 30, 2017, with no long-term debt.

Effective December 31, 2017, Kopin adopted ASC Topic 606 using the “modified retrospective” approach, meaning the standard was applied only to the financial results of fiscal year 2018 with a cumulative adjustment to retained earnings. Under this transition method, Kopin applied the standard only to contracts that were not complete at the initial adoption date.

The following tables show the impact of adoption of Topic 606 on our results of operations for the three and twelve month periods ended December 29, 2018 (amount in millions):

	Three Months Ended December 29, 2018
Statement of Operations	As Reported	Balances Without Adoption of Topic 606	Effect of Change Higher/(Lower)
Net product revenues	$6.1	$4.9	$(1.2)
Research and development revenues	1.7	1.8	0.1
Cost of product revenues	4.6	4.8	0.2
Net loss attributable to Kopin Corporation	$(11.0)	$(12.3)	$(1.3)
	Twelve Months Ended December 29, 2018
Statement of Operations	As Reported	Balances Without Adoption of Topic 606	Effect of Change Higher/(Lower)
Net product revenues	$19.2	$19.7	$(0.5)
Research and development revenues	5.3	5.6	(0.3)
Cost of product revenues	15.8	16.9	(1.0)
Net loss attributable to Kopin Corporation	$(35.5)	$(35.7)	$0.1
Note: Amounts above may not calculate due to rounding.

All amounts above are estimates and readers should refer to our Form 10-K for the year ended December 29, 2018, for final disposition as well as important risk factors.

Conference Call

To participate, please dial 877-709-8150 (U.S. and Canada) or 201-689-8354 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expect,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations are described in Part I, Item 1A, Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, as updated from time to time in the Company’s Securities and Exchange Commission filings. These factors include: our ability to obtain raw materials and other goods as well as services from our suppliers as needed; our intent to continue focusing our development efforts on proprietary wearable computing systems; the potential for customers to choose our competitors as their supplier; our expectation that we will have negative cash flow from operating activities in 2019; our ability to prosecute and defend our proprietary technology aggressively or successfully; our ability to retain personnel with experience and expertise relevant to our business; our ability to invest in research and development to achieve profitability even during periods when we are not profitable; our ability to continue to introduce new products in our target markets; the degree to which our wearable technology is embraced by consumers and commercial users; our ability to develop and expand our wearable technologies and to market and license our concept systems and components; our ability to generate revenue growth and positive cash flow, and reach profitability; the strengthening of the U.S. dollar and its effects on the price of our products in foreign markets; the impact of new regulations and customer demands relating to conflict minerals; our ability to obtain a competitive advantage in the wearable technologies market through our extensive portfolio of patents, trade secrets and non-patented know-how; our ability to grow within our targeted markets; smartphone makers’ intent to create products that work as a complement to smartphones or that will eventually replace smartphones with more convenient configurations; the importance of small form factor displays in the development of military, consumer, and industrial products such as thermal weapon sights, safety equipment, virtual and augmented reality gaming, training and simulation products and metrology tools; our ability to successfully offer and market our SOLOS smart glasses directly via the Internet; our ability to offer Golden-i Infinity through value added resellers; the suitability of our properties for our needs for the foreseeable future; our expectation not to pay cash dividends for the foreseeable future and to retain earnings for the development of our businesses; our expectation that we will expend between $1.5 million and $2.0 million on capital expenditures over the next twelve months; if we do not soon achieve and maintain positive cash flow and profitability, our financial condition will ultimately be materially adversely affected, and we will be required to reduce expenses, including our investments in research and development or raise additional capital; our ability to support our operations and capital needs for at least the next twelve months through our available cash resources; our expectation that we will incur taxes based on our foreign operations in 2019; and our expectation that we will have a state tax provision in 2019.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Revenues by Category (in millions)
Military Applications	$3.3	$7.0	$8.7	$13.4
Industrial Applications	1.8	1.4	6.1	5.5
Consumer Electronics Applications	0.9	1.6	4.1	4.4
Research and Development	1.7	1.0	5.3	2.9
Other	-	0.4	0.3	1.6
Total	$7.7	$11.4	$24.5	$27.8

Stock-Based Compensation Expense
Cost of product revenues	$100,000	$85,000	$419,000	$491,000
Research and development	98,000	183,000	725,000	799,000
Selling, general and administrative	715,000	(962,000)	3,647,000	1,006,000
	$913,000	$(694,000)	$4,791,000	$2,296,000

Other Financial Information
Depreciation and amortization	$270,000	$624,000	$1,959,000	$2,502,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Revenues:
Net product revenues	$6,050,608	$10,392,860	$19,211,115	$24,894,805
Research and development revenues	1,690,549	1,003,866	5,253,890	2,946,685
	7,741,157	11,396,726	24,465,005	27,841,490
Expenses:
Cost of product revenues	4,611,700	6,738,951	15,831,441	18,118,418
Research and development	3,868,228	4,665,764	17,445,303	18,879,715
Selling, general and administrative	6,199,800	4,354,298	27,210,849	20,541,244
Impairment on assets and goodwill	3,636,639	600,086	3,636,639	600,086
	18,316,367	16,359,099	64,124,232	58,139,463

Loss from operations	(10,575,210)	(4,962,373)	(39,659,227)	(30,297,973)

Other income, net	(264,110)	1,263,816	4,178,153	1,954,858

Loss before (provision) benefit for income taxes and net loss	(10,839,320)	(3,698,557)	(35,481,074)	(28,343,115)
(income) from noncontrolling interest

(Provision) benefit for income taxes	(145,000)	1,821,500	(30,000)	2,963,000

Net loss	(10,984,320)	(1,877,057)	(35,511,074)	(25,380,115)

Net loss (income) attributable to noncontrolling interest	(9,189)	74,409	(51,050)	139,633

Net loss attributable to the controlling interest	$(10,993,509)	$(1,802,648)	$(35,562,124)	$(25,240,482)

Net loss per share:
Basic and diluted	$(0.15)	$(0.02)	$(0.49)	$(0.36)

Weighted average number of common shares outstanding:
Basic and diluted	73,316,656	72,349,294	73,156,545	69,914,956

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	December 29, 2018	December 30, 2017
ASSETS
Current assets:
Cash and marketable securities	$37,244,363	$68,755,684
Accounts receivable, net	3,088,360	4,659,986
Contract assets and unbilled receivables	3,089,663	-
Inventory	4,797,238	5,080,797
Prepaid and other current assets	1,184,401	1,243,029

Total current assets	49,404,025	79,739,496

Land, equipment and improvements, net	2,906,342	5,077,043
Goodwill and intangible assets	331,344	2,663,883
Equity investment	5,565,499	-
Other assets	1,649,401	3,842,068

Total assets	$59,856,611	$91,322,490

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,921,878	$4,918,605
Accrued expenses	5,510,694	4,351,537
Income tax payable	-	1,416,892
Deferred income taxes	545,859	520,000
Contract liabilities and billings in excess of revenue earned	388,933	896,479

Total current liabilities	10,367,364	12,103,513

Other long term liabilities	1,214,827	1,569,253
Lease commitments	254,098	269,877

Total Kopin Corporation stockholders' equity	48,169,375	78,099,269
Noncontrolling interest	(149,053)	(719,422)
Total stockholders' equity	48,020,322	77,379,847
Total liabilities and stockholders' equity	$59,856,611	$91,322,490

CONTACT:
Kopin Corporation
Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Market Street Partners
Joann Horne, 415-445-3233
JHorne@marketstreetpartners.com